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                                                                   EXHIBIT 10(e)

September 20, 2001



Mr. Joseph A. Vincent
25 Sheffield Circle
Stratford, CT  06614

Dear Joe:

Reference is made to the Employment Agreement, as amended to date, between you and the Company (the "Agreement").

In the event of a Change of Control of the Company (as that term is defined in the Agreement), within the next year (a "Transaction"), the Company will pay you a one-time bonus equal to 50% of your annual base salary (the "Success Bonus.") The Success Bonus will be paid in consideration of your continued employment through the date of the closing of the Transaction and the extraordinary services that you will be asked to provide the Company prior to that date. (The Success Bonus will also be paid if your employment is terminated by the Company within three months prior to the Transaction for any reason other than Cause, as that term is defined in the Agreement.) The Success Bonus will be payable in cash on the date of the closing of the Transaction and will not change your rights and obligations under the Agreement or any other agreement you may have with the Company regarding compensation or severance. This letter supersedes any prior letter or other document between you and the Company relating to the Success Bonus.

We appreciate your continued and loyal service to the business.

Sincerely,



Thomas M. Patton
President and COO

ACCEPTED:

/s/ Joseph A. Vincent
---------------------------
Joseph A. Vincent


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